EXHIBIT 10.14

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into as of the date set forth on the signature page hereto, by and between True Religion Apparel, Inc., a Delaware corporation (“TRA”), and Lynne Koplin, an individual (“Executive”).

R E C I T A L S

WHEREAS, Executive and TRA entered into an Employment Agreement (the “Agreement”), effective January 4, 2010;

WHEREAS, Executive and TRA desire to amend the Agreement, as set forth below; and

WHEREAS, Sections 12(a) and 12(l) of the Agreement provides that the Agreement may be amended only by a written agreement signed by each party.

A G R E E M E N T

NOW THEREFORE, Executive and TRA hereby agree as follows:

1      Section 10 of the Agreement is hereby amended by adding a new subsection (e) thereto, to read in full as follows:

(e)           Excess Parachute Payments.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under this Section 10, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced, in the order set forth below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (x) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(i)    The Total Payments shall be reduced by TRA in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to TRA’s common stock that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any stock option or other equity award with respect to TRA’s common stock that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to TRA’s common stock that are exempt from Section 409A of the Code; provided, however, that no reduction of a payment or benefit of nonqualified deferred compensation that is subject to Section 409A of the Code shall be made to the extent that such reduction would result in any other payment or benefit being deemed a substitute (within the meaning of Section 1.409A-3(f) of the Treasury Regulations) for the forfeited amount by reason of such other payment or benefit having a different time or form of payment.

(ii)   For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the written opinion of independent accountants of nationally recognized standing (“Accounting Firm”) selected by TRA, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (C) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(iii)  If applicable, the Executive and TRA will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 10(e).  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 10(e) will be borne by TRA.

2      All other terms and conditions of the Agreement shall remain in full force and effect.

This Amendment, along with the Agreement, contains the entire understanding of the parties hereto relating to the subject matter of this Amendment and the Agreement and cannot be changed or terminated except in writing signed by both Executive and TRA.

Any amendment or waiver of any term or provision of this Amendment shall be effective only if made in writing.  Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Amendment to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth below.

TRUE RELIGION APPAREL, INC.

/s/ Jeffrey Lubell
	Name:	Jeffrey Lubell
	Title:	Chief Executive Officer

Date: August 13, 2010

ACCEPTED AND AGREED TO:

/s/ Lynne Koplin
Name: Lynne Koplin

Date: August 13, 2010